EXHIBIT 99.1

For more information contact:	Analysts – Andy Taylor (206) 539-3907
Media – Nancy Thompson (919) 861-0342

Weyerhaeuser Reports Third Quarter Results

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Generated net earnings of $61 million, or $0.08 per diluted share
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Achieved Adjusted EBITDA of $248 million, a 14 percent increase compared with third quarter 2025
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Advanced divestiture of non-core timberlands in Arkansas, with closing expected in the fourth quarter
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Commencing construction on first biocarbon facility in McComb, Mississippi; site selection in progress for additional locations
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Monetized approximately 340,000 forest carbon credits year-to-date through third quarter; on pace for highest annual sales volume since program’s inception
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Commenced construction on two additional solar sites; bringing portfolio to two operational sites and five under construction
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Signed geothermal energy exploration agreement covering approximately 145,000 acres in Oregon and Washington

SEATTLE, October 29, 2026 – Weyerhaeuser Company (NYSE: WY) today reported third quarter net earnings of $61 million, or 8 cents per diluted share, on net sales of $1.9 billion. This compares with net earnings of $80 million, or 11 cents per diluted share, on net sales of $1.7 billion for the same period last year and net earnings of $162 million for second quarter 2026. There were no special items in third quarter 2026. Net earnings before special items was $40 million for the same period last year and $91 million for second quarter 2026. Adjusted EBITDA for third quarter 2026 was $248 million, compared with $217 million for the same period last year and $310 million for second quarter 2026.

In October, Weyerhaeuser entered into an agreement to divest approximately 81,000 acres of non-core timberlands in Arkansas for $146 million. The transaction is expected to close in the fourth quarter and is subject to customary closing conditions. Consistent with the company’s long-standing approach to active portfolio management, Weyerhaeuser will continue to evaluate opportunities to optimize the return profile of its timberlands portfolio, while also creating additional flexibility for broader capital allocation and growth priorities as market conditions and opportunities evolve.

“Our teams delivered solid operating performance in the third quarter against an increasingly challenging macroeconomic backdrop,” said Devin W. Stockfish, president and chief executive officer. “In addition, we continued to enhance the value of our timberlands portfolio and made meaningful progress advancing several strategic growth initiatives. Looking ahead, we remain confident in the longer-term demand fundamentals that support growth for our businesses and are well positioned to navigate the current environment given the strength of our portfolio, balance sheet and flexible capital allocation framework. We remain intently focused on driving operational excellence, serving our customers and executing our strategy to create superior long-term value for our shareholders.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2026	2026	2025
(millions, except per share data)	Q2	Q3	Q3
Net sales	$1,867	$1,862	$1,717
Net earnings	$162	$61	$80
Net earnings per diluted share	$0.23	$0.08	$0.11
Weighted average shares outstanding, diluted	722	721	722
Net earnings before special items(1)(2)	$91	$61	$40
Net earnings per diluted share before special items(1)	$0.13	$0.08	$0.06
Adjusted EBITDA(1)	$310	$248	$217
Net cash from operations	$399	$193	$210
Adjusted FAD(3)	$323	$110	$117

(1)
Net earnings before special items is a non-GAAP measure that management believes provides helpful context in understanding the company’s earnings performance. Additionally, Adjusted EBITDA is a non-GAAP measure that management uses to evaluate the performance of the company. Adjusted EBITDA, as we define it, is operating income adjusted for depreciation, depletion, amortization, basis of Strategic Land Solutions acres sold and special items. Net earnings before special items and Adjusted EBITDA should not be considered in isolation from, and are not intended to represent an alternative to, our GAAP results. Reconciliations of net earnings before special items and Adjusted EBITDA to GAAP earnings are included within this release.
(2)
Special items for prior periods presented are included in the reconciliation tables within this release.
(3)
Adjusted Funds Available for Distribution (Adjusted FAD) is a non-GAAP measure that management uses to evaluate the company’s liquidity. Adjusted FAD, as we define it, is net cash from operations adjusted for capital expenditures and significant non-recurring items. Adjusted FAD measures cash generated during the period (net of capital expenditures and significant non-recurring items) that is available for dividends, repurchases of common shares, debt reduction, acquisitions and other discretionary and nondiscretionary capital allocation activities. Adjusted FAD should not be considered in isolation from, and is not intended to represent an alternative to, our GAAP results. A reconciliation of Adjusted FAD to net cash from operations is included within this release.

TIMBERLANDS

FINANCIAL HIGHLIGHTS	2026	2026
(millions)	Q2	Q3	Change
Net sales	$518	$531	$13
Net contribution to pretax earnings	$130	$67	$(63)
Pretax benefit for special items	$(71)	$—	$71
Net contribution to pretax earnings before special items	$59	$67	$8
Adjusted EBITDA	$123	$133	$10

Q3 2026 Performance – In the West, fee harvest volumes and forestry and road costs were comparable to the second quarter. Sales volumes were lower primarily due to fiber logs and the timing of export vessels, and per unit log and haul costs were also lower due to fewer export shipments. Sales realizations were slightly higher. In the South, fee harvest volumes were significantly higher than the second quarter due to more favorable weather conditions. Sales realizations were slightly lower due to mix. Per unit log and haul costs were also slightly lower, and forestry and road costs were seasonally higher.

Q4 2026 Outlook – Weyerhaeuser anticipates fourth quarter earnings before special items and Adjusted EBITDA will be comparable to the third quarter. In the West, the company expects slightly lower fee harvest volumes and slightly higher sales volumes, primarily for export. Sales realizations are expected to be slightly lower. Per unit log and haul costs are expected to be comparable, with seasonally lower forestry and road costs. In the South, the company expects moderately lower fee harvest volumes, slightly higher sales realizations and per unit log and haul costs, and comparable forestry and road costs.

STRATEGIC LAND SOLUTIONS

FINANCIAL HIGHLIGHTS	2026	2026
(millions)	Q2	Q3	Change
Net sales	$140	$99	$(41)
Net contribution to pretax earnings	$94	$67	$(27)
Adjusted EBITDA	$129	$86	$(43)

Q3 2026 Performance – Earnings and Adjusted EBITDA decreased from the second quarter due to the timing and mix of Real Estate sales. The number of acres sold decreased significantly, and the average price per acre was moderately lower. The company’s Real Estate results are typically more heavily weighted toward the first half of the year.

Q4 2026 Outlook – Weyerhaeuser anticipates fourth quarter earnings before special items will be approximately $35 million lower than the third quarter and Adjusted EBITDA will be approximately $45 million lower than the third quarter due to the timing and mix of Real Estate sales. The company continues to expect full year 2026 Adjusted EBITDA to be approximately $450 million, a $25 million increase from the initial outlook, and basis as a percentage of Strategic Land Solutions sales to be 15 to 20 percent for the full year.

WOOD PRODUCTS

FINANCIAL HIGHLIGHTS	2026	2026
(millions)	Q2	Q3	Change
Net sales	$1,360	$1,385	$25
Net contribution to pretax earnings	$71	$32	$(39)
Adjusted EBITDA	$129	$91	$(38)

Q3 2026 Performance – For lumber, delivered sales realizations were slightly higher compared with the second quarter average. Sales volumes were moderately higher and log and unit manufacturing costs were slightly higher. For oriented strand board, sales realizations were 2 percent lower compared with the second quarter average. Sales volumes were slightly lower, fiber costs were comparable, and unit manufacturing costs were moderately higher due to more extensive planned annual maintenance and elevated resin costs. For engineered wood products, sales volumes were slightly higher for most products compared to the second quarter. Raw material and unit manufacturing costs were also slightly higher. Sales realizations were lower overall, partially driven by a mix shift within solid section products, but were higher for plywood. For distribution, results were lower than the second quarter, primarily due to decreased sales volumes and margins on specialty products.

Q4 2026 Outlook – Weyerhaeuser anticipates fourth quarter earnings before special items and Adjusted EBITDA will be moderately lower than the third quarter, excluding the effect of changes in average sales realizations for lumber and oriented strand board. For lumber, the company expects slightly lower sales volumes and slightly higher log and unit manufacturing costs. For oriented strand board, the company anticipates slightly higher sales volumes and fiber costs and slightly lower unit manufacturing costs. For engineered wood products, the company expects slightly higher sales realizations, slightly lower sales volumes for most products and moderately higher raw material costs. For distribution, the company anticipates slightly lower results compared to the third quarter.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900 and today owns or controls more than 10 million acres of timberlands in the U.S., as well as additional public timberlands managed under long-term licenses in Canada. Weyerhaeuser has been a global leader in sustainability for more than a century and manages 100 percent of its timberlands on a fully sustainable basis in compliance with internationally recognized sustainable forestry standards. Weyerhaeuser is also one of the largest manufacturers of wood products in North America and operates additional business lines around product distribution, climate solutions, real estate, and energy and natural resources, among others. In 2025, the company generated $6.9 billion in net sales and employed approximately 9,500 people who serve customers worldwide. Operated as a real estate investment trust, Weyerhaeuser’s common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on October 30, 2026, to discuss third quarter results.

To access the live webcast and presentation online, visit the Investors section on www.weyerhaeuser.com on October 30, 2026.

To join the conference call from within North America, dial 1-877-407-0792 (access code: 13755109) at least 15 minutes prior to the call. Those calling from outside North America should dial 201-689-8263 (access code: 13755109). Replays will be available for two weeks at 1-844-512-2921 (access code: 13755109) from within North America, and at 1-412-317-6671 (access code: 13755109) from outside North America.

FORWARD-LOOKING STATEMENTS

This earnings release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, with respect to our outlook and expectations concerning the following: long-term demand drivers for our products; driving operational excellence; advancing our growth strategy and delivering long-term shareholder value and returns; fourth quarter earnings before special items and Adjusted EBITDA for our Timberlands, Strategic Land Solutions and Wood Products segments; fee harvest volumes, domestic and export sales volumes, sales realizations, per unit log and haul costs and forestry and road costs for our Timberlands segment; full year Adjusted EBITDA and basis as a percentage of sales for our Strategic Land Solutions segment; sales volumes, log costs and unit manufacturing costs for our lumber business; sales volumes, fiber costs and unit manufacturing costs for our oriented strand board business; sales volumes, sales realizations and raw material costs for our engineered wood products business and expected fourth quarter results for our distribution business. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often involve use of words and expressions such as “anticipate,” “expect,” "looking ahead," “outlook,” “will” and similar words and expressions or reference events to occur in a future time period or by a future date. They may use the positive, negative or another variation of those and similar words and expressions. These forward-looking statements are based on our current expectations and assumptions and are not guarantees of future events or performance. The realization of our expectations and the accuracy of our assumptions are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to:

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the effect of general economic conditions, including employment rates, interest rates, inflation rates, housing starts, general availability and cost of financing for home mortgages and the relative strength of the U.S. dollar;
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market demand for the company's products, including market demand for our timberland properties with higher and better uses, which is related to, among other factors, the strength of the various U.S. business segments and U.S. and international economic conditions;
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changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Japanese yen, the Chinese yuan and the Canadian dollar, and the relative value of the euro to the yen;
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U.S. trade policy and resulting restrictions on international trade and tariffs imposed on imports or exports;
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the availability and cost of shipping and transportation;
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economic activity in Asia, especially Japan, India and China;
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performance of our manufacturing operations, including maintenance and capital requirements;
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potential disruptions in our manufacturing operations;
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the level of competition from domestic and foreign producers;
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the successful execution of our internal plans and strategic initiatives, including restructuring and cost reduction initiatives as well as our previously announced growth initiatives;
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our ability to hire and retain capable employees;
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the successful and timely execution and integration of our strategic acquisitions, including our ability to realize expected benefits and synergies, and the successful and timely execution of our strategic divestitures, each of which is subject to a number of risks and conditions beyond our control including, but not limited to, timing and required regulatory approvals or the occurrence of any event, change or other circumstances that could give rise to a termination of any acquisition or divestiture transaction under the terms of the governing transaction agreements;
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raw material availability and prices;
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the effect of weather;
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changes in global or regional climate conditions and governmental response to such changes;
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the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;
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the effects of significant geopolitical conditions or developments such as significant international trade disputes or domestic or foreign terrorist attacks, armed conflict and political unrest;

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the occurrence of regional or global health epidemics and their potential effects on our business, results of operations, cash flows, financial condition and future prospects;
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energy and fuel prices;
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transportation and labor availability and costs;
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federal tax policies;
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the effect of forestry, land use, environmental and other governmental regulations;
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legal proceedings;
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performance of pension fund investments and related derivatives;
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the effect of timing of employee retirements as it relates to the cost of pension benefits and changes in the market price of our common stock on charges for share-based compensation;
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the accuracy of our estimates of costs and expenses related to contingent liabilities and the accuracy of our estimates of charges related to casualty losses;
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changes in accounting principles; and
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other risks and uncertainties identified in our 2025 Annual Report on Form 10-K, as well as those set forth from time to time in our other public statements, reports, registration statements, prospectuses, information statements and other filings with the SEC.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update our forward-looking statements after the date of this earnings release.

RECONCILIATION OF ADJUSTED EBITDA TO NET EARNINGS

We reconcile Adjusted EBITDA to net earnings for the consolidated company and to operating income (loss) for the business segments, as those are the most directly comparable U.S. GAAP measures for each.

The table below reconciles Adjusted EBITDA for the quarter ended June 30, 2026:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$162
Interest expense, net of capitalized interest					66
Income taxes					(15)
Net contribution (charge) to earnings	$130	$94	$71	$(82)	$213
Non-operating pension and other post-employment benefit costs	—	—	—	14	14
Interest income and other	—	—	—	(4)	(4)
Operating income (loss)	130	94	71	(72)	223
Depreciation, depletion and amortization	64	4	58	1	127
Basis of acres sold	—	31	—	—	31
Special items included in operating income (loss)(1)	(71)	—	—	—	(71)
Adjusted EBITDA	$123	$129	$129	$(71)	$310
(1)
Operating income (loss) for Timberlands includes a pretax special item consisting of a $71 million gain on the sale of Oregon timberlands.

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2026:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$61
Interest expense, net of capitalized interest					63
Income taxes					(36)
Net contribution (charge) to earnings	$67	$67	$32	$(78)	$88
Non-operating pension and other post-employment benefit costs	—	—	—	15	15
Interest income and other	—	—	1	(4)	(3)
Operating income (loss)	67	67	33	(67)	100
Depreciation, depletion and amortization	66	3	58	5	132
Basis of acres sold	—	16	—	—	16
Special items included in operating income (loss)	—	—	—	—	—
Adjusted EBITDA	$133	$86	$91	$(62)	$248

The table below reconciles Adjusted EBITDA for the quarter ended September 30, 2025:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$80
Interest expense, net of capitalized interest					71
Income taxes					(41)
Net contribution (charge) to earnings	$80	$69	$(19)	$(20)	$110
Non-operating pension and other post-employment benefit costs	—	—	—	19	19
Interest income and other	—	—	—	(6)	(6)
Operating income (loss)	80	69	(19)	(7)	123
Depreciation, depletion and amortization	68	3	56	3	130
Basis of acres sold	—	19	—	—	19
Special items included in operating income (loss)(1)(2)	—	—	(29)	(26)	(55)
Adjusted EBITDA	$148	$91	$8	$(30)	$217
(1)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $29 million gain on the sale of our Princeton lumber mill.
(2)
Operating income (loss) for Unallocated Items includes a pretax special item consisting of a $26 million insurance recovery.

The table below reconciles Adjusted EBITDA for the year-to-date period ended September 30, 2026:

(millions)	Timberlands	Strategic Land Solutions	Wood Products	Unallocated Items	Total
Adjusted EBITDA by Segment:
Net earnings					$379
Interest expense, net of capitalized interest					195
Income taxes					(36)
Net contribution (charge) to earnings	$312	$330	$145	$(249)	$538
Non-operating pension and other post-employment benefit costs	—	—	—	43	43
Interest income and other	—	—	1	(12)	(11)
Operating income (loss)	312	330	146	(218)	570
Depreciation, depletion and amortization	193	8	173	9	383
Basis of acres sold	—	70	—	—	70
Special items included in operating income (loss)(1)(2)	(129)	—	(28)	—	(157)
Adjusted EBITDA	$376	$408	$291	$(209)	$866
(1)
Operating income (loss) for Timberlands includes pretax special items consisting of a $58 million gain on the sale of Virginia timberlands and a $71 million gain on the sale of Oregon timberlands.
(2)
Operating income (loss) for Wood Products includes a pretax special item consisting of a $28 million product remediation insurance recovery.

RECONCILIATION OF NET EARNINGS BEFORE SPECIAL ITEMS TO NET EARNINGS (INCOME TAX AFFECTED)

We reconcile net earnings before special items to net earnings and net earnings per diluted share before special items to net earnings per diluted share, as those are the most directly comparable U.S. GAAP measures. We believe the measures provide meaningful supplemental information for investors about our operating performance, better facilitate period to period comparisons and are widely used by analysts, lenders, rating agencies and other interested parties.

The table below reconciles net earnings before special items to net earnings:

	2026	2026	2025
(millions)	Q2	Q3	Q3
Net earnings	$162	$61	$80
Gain on lumber mill sale	—	—	(21)
Gain on sale of timberlands	(71)	—	—
Insurance recovery	—	—	(19)
Net earnings before special items	$91	$61	$40

The table below reconciles net earnings per diluted share before special items to net earnings per diluted share:

	2026	2026	2025
	Q2	Q3	Q3
Net earnings per diluted share	$0.23	$0.08	$0.11
Gain on lumber mill sale	—	—	(0.03)
Gain on sale of timberlands	(0.10)	—	—
Insurance recovery	—	—	(0.02)
Net earnings per diluted share before special items	$0.13	$0.08	$0.06

RECONCILIATION OF ADJUSTED FAD TO NET CASH FROM OPERATIONS

We reconcile Adjusted FAD to net cash from operations, as that is the most directly comparable U.S. GAAP measure. We believe the measure provides meaningful supplemental information for investors about our liquidity.

The table below reconciles Adjusted FAD to net cash from operations:

	2026	2026	2025	2026
(millions)	Q2	Q3	Q3	Q3 YTD
Net cash from operations	$399	$193	$210	$644
Capital expenditures	(139)	(137)	(125)	(388)
Adjustments to FAD(1)	63	54	32	119
Adjusted FAD	$323	$110	$117	$375
(1)
Adjustments to FAD in 2025 include $32 million in capital expenditures related to our Monticello engineered wood products facility in third quarter 2025. Adjustments to FAD in 2026 include a $28 million product remediation insurance recovery in first quarter 2026 and $63 million, $54 million and $147 million in capital expenditures related to our Monticello engineered wood products facility in second quarter, third quarter and year-to-date 2026, respectively.